Exhibit 99.1

FOR IMMEDIATE RELEASE

(Unaudited. All amounts in Canadian dollars and presented in accordance with U.S. GAAP)

Tim Hortons Inc. announces strong 2010 third quarter underlying operating performance and provides update on important strategic developments

Highlights

•	Strength of underlying operations reflected in continued sales and revenue momentum in Canada and the U.S.

•	Same-store sales up 4.3% in Canada and 3.3% in the U.S.

•	Total revenues up 9.8%

•

Management to focus on its core growth markets in the Northeast and Midwest U.S.; Company takes $20.9 million asset impairment charge and will close its locations in two markets in the New England region

•

Approximately $400 million in after-tax cash proceeds from sale of interest in Maidstone Bakeries planned to be deployed to repurchase shares and $30 million committed with the intent of helping franchisees to mitigate anticipated rising operating costs

Financial & Sales Highlights

	Q3 2010	Q3 2009	% Year-over Year Change	YTD 2010
Total revenues	$670.5	$610.7	9.8%	$1,893.0
Operating income	$133.0	$136.8	(2.8)%	$410.6
Adjusted operating income attributable to THI(1)	$144.9	$129.9	11.5%	$408.2
Effective tax rate	35.7%	49.3%		32.0%
Net income attributable to THI	$73.8	$61.2	20.7%	$246.8
Diluted earnings per share (EPS)	$0.42	$0.34	25.6%	$1.41
Fully diluted shares	173.7	180.9	(3.9)%	175.0

($ in millions, except EPS. Fully diluted shares in millions. All numbers rounded.)

(1)	Adjusted operating income attributable to THI is a non-GAAP measure. Please refer to “Disclosure of Non-GAAP Measure” at the end of this release for further information.

Results for 2010, and retroactively for 2009, incorporate adoption of new accounting standard SFAS No. 167. This standard relates to consolidation of certain variable interest entities. Please refer to the Company’s Form 10-Q for additional information.

Same-Store Sales(2)	Q3 2010	Q3 2009	YTD 2010
Canada	4.3%	3.1%	5.3%
U.S.	3.3%	4.3%	3.1%

(2)	Includes sales at Franchised and Company-operated locations. As of October 3rd, 2010, 99.4% of our restaurants in Canada and 99.7% in the U.S. were franchised.

OAKVILLE, ONTARIO, (November 10th, 2010): Tim Hortons Inc. (TSX: THI, NYSE: THI) today announced strong underlying operating results for the third quarter ended October 3rd, 2010. Earnings growth in the third quarter was negatively impacted by an asset impairment charge the Company took pertaining to three markets in the New England region.

Following a comprehensive review, we have decided to close 36 restaurants, 34 of which are located in the Providence and Hartford markets, in the fourth quarter in order to focus on and reinvest in our core growth markets in the Northeast and Midwest U.S. where the brand continues to demonstrate strengthening average unit volumes, cash flows and brand progression.

The Company has decided to deploy approximately $400 million of the $430 million in after-tax cash proceeds from the sale of its joint venture interest in Maidstone Bakeries to repurchase shares through an amended 2010 program, and through a 2011 share repurchase program, subject to receipt of regulatory approval. The Company has also committed the remaining $30 million from the sale with the intent of supporting our key relationship with restaurant owners to help to partially mitigate anticipated rising operating costs.

“We continued to create sales momentum in the third quarter with strong operating performances in both our Canadian and U.S. segments,” said Don Schroeder, president and CEO. “However, at the same time, we incurred an asset impairment charge and subsequently made the decision to close all of our underperforming restaurants in two markets in the New England region. We expect this decision to have a positive impact on our U.S. business in terms of our continued business progression and management focus,” added Schroeder. “We plan to reinvest a portion of the expected earnings improvement from these closures to increase our brand profile in our U.S. core growth markets where we are building critical mass.”

Consolidated Results

All percentage increases and decreases represent year-over-year changes for the third quarter of 2010 compared to the third quarter of 2009, unless otherwise noted.

Systemwide sales(3) increased 7.4% on a constant currency basis in the third quarter. During the quarter total revenues were $670.5 million, an increase of 9.8% compared to $610.7 million last year.

Operating income declined 2.8% in the third quarter to $133.0 million compared to $136.8 million last year. Operating income was impacted by a $20.9 million asset impairment charge. Excluding this item, adjusted operating income attributable to THI(1) increased by 11.5% to $144.9 million.

Operating income benefited in the third quarter from higher systemwide sales which drove higher revenues and higher distribution income. Lower franchise fee income and higher general and administrative expenses in the quarter, primarily relating to strategic initiatives, partially offset these positive factors. Last year’s operating income results in the third quarter were negatively impacted by $3.2 million for professional advisory fees and shareholder-related transaction costs pertaining to our reorganization as a Canadian public company.

Net income attributable to Tim Hortons, which excludes the impact of non-controlling interests, was $73.8 million, growing 20.7% from the $61.2 million recorded in the third quarter last year. The effective tax rate was 35.7% this quarter compared to 49.3% in the third quarter of last year. The year-over-year decrease in the effective tax rate was due primarily to discrete items pertaining to the public company reorganization in the third quarter of 2009 that did not recur in 2010. The tax rate in the third quarter this year was higher than earlier in the year due to the impact of the asset impairment charge for which no tax benefit was recorded. Interest expense increased year-over-year, resulting primarily from higher interest rates on our long-term debt, which also impacted net income.

In the third quarter diluted earnings per share (EPS) were $0.42, an increase of 25.6% compared to last year, with the significant increase due primarily to the change in the effective tax rate compared to last year. Our EPS growth rate benefited from 3.9% fewer shares outstanding compared to last year due to our share repurchase programs. The effect of the asset impairment charge taken in the third quarter this year negatively impacted EPS by approximately $0.12 per share.

The asset impairment and the costs associated with the subsequent decision to close certain restaurants in the New England region, as well as the Maidstone Bakeries sale, were not contemplated as part of Management’s 2010 guidance.

Segmented Performance Commentary

The strength of our underlying operations was again demonstrated through robust operating performance overall in both Canada and the U.S.

Canada

Our Canadian business had a 4.3% increase in same-store sales. We grew transactions again in the third quarter, as a result of continued traction from menu initiatives, promotions and operational strategies such as our hospitality program. Average cheque also increased this quarter, although there was reduced benefit from previous pricing in the system compared to earlier in the year.

In Canada, a total of 44 new locations were opened in the third quarter. We had 85 co-branded Cold Stone Creamery© locations in Canada at the end of the quarter, which contributed slightly to same-store sales growth in the segment.

Operating income in the Canadian segment was $148.2 million, an increase of 4.5% compared to $141.9 million last year. Our ongoing restaurant development program and continued strength of same-store sales growth contributed to the higher operating income from increased rents, royalties and distribution income. The new coffee roasting facility, which began operations in the fourth quarter of 2009, also contributed to manufacturing income growth in the quarter. The Canadian segment also benefited from higher earnings from our joint ventures, including the bakery. These positive contributors were partially offset by other factors such as higher general and administrative costs including professional advisory fees and increased salaries and benefits reflecting growth in the business as well as investments in our hospitality and co-branding strategies. Lower franchise fees also impacted Canadian segment operating income due to fewer resales and a shift in mix of restaurant types opened during the quarter. On a year-to-date basis Canadian segment operating income was up a solid 10.3% compared to 2009.

United States

The U.S. segment experienced growth of 3.3% in same-store sales in the third quarter, amid continued challenging economic circumstances in our core markets. Following a slower start in the quarter due to the significant positive sales impact of Cold Stone Creamery grand openings last year, same-store sales significantly strengthened later in the quarter in our core markets, with September delivering notably improved same-store sales growth.

Our U.S. business grew transactions slightly this quarter, benefiting from continued menu innovation, marketing programs designed to distinguish our quality and value position and ongoing operational programs. Average cheque benefited from pricing introduced early in the second quarter of 2010.

A total of 35 locations were opened this quarter in the U.S. These sites include 4 standard restaurants, 7 non-standard restaurants and 24 self-serve kiosks designed to build upon our strategy of pursuing strategic alliances and partnerships to deliver increased brand penetration to complement standard restaurant development. At the end of the third quarter there were 80 co-branded Tim Hortons and Cold Stone Creamery locations, with 77 of those sites being in Tim Hortons restaurants.

The U.S. segment had an operating loss of $17.5 million in the third quarter due to the $20.9 million asset impairment charge related to three markets in the New England region, described in further detail under Strategic Developments below. Absent this charge, the U.S. segment would have recorded operating income of $3.4 million. This underlying operating performance demonstrates the continued progress and development of our U.S. business.

The underlying operating income improvement was mainly due to increased systemwide sales, resulting in higher distribution income and higher rents and royalties. Operating income improvements from our U.S. coffee roasting operations and fewer Company-operated restaurants also contributed to performance improvements. Currency translation negatively impacted U.S. segment revenues by approximately 6.1% during the quarter and operating income by approximately 5.8% excluding the asset impairment charge.

Strategic Developments

Company records asset impairment charge, plans to close all of its restaurants in two New England markets in order to focus on core growth markets in Northeast and Midwest U.S.

Following a comprehensive review and analysis, as noted under segmented performance commentary, the Company has taken a non-cash $20.9 million asset impairment charge in the New England region.

Subsequent to the quarter, the Company has also decided to close all of its locations in the Providence and Hartford market areas, as well as two restaurants in the Portland market. A total of 36 restaurants and 18 self-serve kiosks will be closed in the fourth quarter, and we expect to take an additional charge, which is not expected to exceed $30 million, in the fourth quarter relating to lease and other location closing costs. This charge will be primarily cash.

“We are profitably growing our U.S. business in our core Northeast and Midwest U.S. markets and overall we are seeing sales develop consistent with our expectations and long-term views of success. The restaurants we are closing in the New England region have detracted from that performance and our overall development in the U.S. We believe this step removes a significant impediment to our long-term growth and development,” said Don Schroeder, president and CEO. “These restaurants represent a small portion of our overall system in the U.S, but had a disproportionately large negative impact on earnings, average unit volumes and same-store sales growth in the segment,” Schroeder added.

Average annual unit volumes for standard restaurants in the Providence and Hartford markets were approximately half of other core markets in the U.S. Collectively, the restaurants that are closing had a negative impact of about $4.4 million on operating income year-to-date to the end of the third quarter in the U.S. segment, excluding the asset impairment charge. We expect this decision to contribute directly to earnings improvement in the U.S. segment in 2011 and we also plan on reinvesting a portion of our savings from these closed restaurants into core growth markets to increase our advertising and marketing scale.

Up to $400 million in after-tax cash proceeds from sale of interest in Maidstone Bakeries to be deployed in share repurchases and $30 million committed to support franchisees with the intent of partially mitigating anticipated rising operating costs.

The Company realized after-tax cash proceeds of approximately $430 million from the sale of its interest in Maidstone Bakeries, which closed October 29th, 2010.

We expect to record an accounting gain on the sale of Maidstone Bakeries in the fourth quarter of 2010 of between $355 million and $365 million before taxes, and between $310 million and $320 million after-taxes. For accounting purposes, approximately $40 million to $45 million of the pre-tax gain on sale will be deferred and amortized over the remaining term of the supply agreement.

The Company plans to distribute the net cash proceeds through an amended 2010 share repurchase program, and through a 2011 program that will be subject to receipt of regulatory approval.

In order to facilitate distribution of the bakery proceeds, regulatory approval has been obtained from the Toronto Stock Exchange (TSX) to amend our 2010 share repurchase program to increase the number of shares that may be purchased under the program effective November 16th, 2010. Under the amended normal course issuer bid, which will terminate March 2nd, 2011, the Company plans to spend the $200 million originally contemplated in the 2010 normal course issuer bid, along with up to $200 million from proceeds from the Maidstone Bakeries transaction, with the final amount dependent upon average daily trading limits and share price.

It is our intention, subject to regulatory approval and in parallel with our capital allocation process, to distribute the remaining after-tax cash proceeds through a new 2011 share repurchase program, with the proceeds expected to be distributed in their entirety by the end of the third quarter of 2011.

The Company’s common shares have been, and will continue to be, purchased through a combination of an automatic trading plan as well as at Management’s discretion in compliance with regulatory requirements, and given market, cost and other considerations. There can be no assurance as to the precise number of shares that will be repurchased under share repurchase programs, or the aggregate dollar amount of the shares purchased. Tim Hortons may discontinue purchases at any time, subject to compliance with applicable regulatory requirements. Shares purchased pursuant to share repurchase programs will be cancelled.

The Company has also committed the remaining $30 million from the sale with the intent of supporting our key relationship with restaurant owners to help to partially mitigate anticipated rising operating costs.

Board declares dividend payment of $0.13 per common share

A quarterly dividend of $0.13 per common share has been declared by the Board of Directors, payable on December 14th, 2010 to shareholders of record as of December 1st, 2010. Dividends are declared and paid in Canadian dollars to all shareholders with Canadian resident addresses. For U.S. shareholders, dividends paid will be converted to U.S. dollars based on prevailing exchange rates at the time of conversion by Tim Hortons for registered shareholders and by Clearing and Depository Services Inc. for beneficial shareholders.

Board of Directors Adopts Majority Voting Policy for Election of Directors

The Board of Directors has adopted a majority voting standard in its Governance Guidelines for the election of directors in uncontested elections. Under the new policy, if a nominee does not receive the affirmative vote of at least the majority of votes cast, the Director shall promptly tender a resignation for consideration by the Nominating and Corporate Governance Committee and the Board. A copy of the amended Governance Guidelines, with additional information on the policy, is available under the Corporate Governance section of the Company’s investor relations website at www.timhortons-invest.com.

Tim Hortons conference call tomorrow at 10:00 a.m. (EDST) Thursday, November 11th, 2010

Tim Hortons will host a conference call tomorrow to discuss the third quarter results, scheduled to begin at 10:00 a.m. (EDST). The dial-in number is (416) 641-6712 or (800) 354-6885. No access code is required. A simultaneous web cast of the call, including presentation material, will be available at www.timhortons-invest.com. A replay of the call will be available until November 19th, 2010 and can be accessed at (416) 626-4100 or (800) 558-5253. The call replay reservation number is 21485280. The call and presentation material will also be archived for a period of one-year in the Events and Presentations section.

Disclosure of Non-GAAP Financial Measure

(1) Operating income attributable to Tim Hortons Inc. is a non-GAAP measure. Operating income attributable to Tim Hortons Inc. excludes operating income attributable to noncontrolling interests. Prior to the adoption of a new accounting standard at the beginning of the first quarter of 2010, operating income was, for the most part, unaffected by noncontrolling interests, which is not the case post-adoption. This new accounting standard requires the consolidation of variable interest entities of which we are considered to be the primary beneficiary, including Maidstone Bakeries as well as, on average, approximately 277 non-owned restaurants. Previously, we did not consolidate this joint venture and we consolidated approximately 120 non-owned restaurants, on average, in accordance with the prior accounting standard. Management believes that operating income attributable to Tim Hortons Inc. provides important information for comparison purposes to prior periods and for purposes of evaluating the Company’s operating income performance without the effects of the new accounting standard.

Adjusted operating income attributable to Tim Hortons Inc. is also a non-GAAP measure. Adjusted operating income attributable to Tim Hortons Inc. excludes operating income attributable to noncontrolling interests, as described above, and the asset impairment charge. The asset impairment charge impacted three U.S. operating markets, which represents approximately 2% of our total systemwide restaurants. Given the foregoing, we have excluded the asset impairment charge as we consider this charge to have a disproportionate impact on overall operating and financial performance of our consolidated business.

The presentation of these non-GAAP measures is made with operating income, the most directly comparable U.S. GAAP measure. We present information excluding amounts related to this new accounting standard and the asset impairment charge as it is more reflective of the way we manage and measure our performance internally. Therefore, these measures provide a more consistent view of management’s perspectives on underlying performance than the closest equivalent U.S. GAAP measure.

Table 1 Pro forma: Reconciliation of adjusted operating income to U.S. GAAP

Quarter Ended	Q3 2010	Q3 2009	% Change	YTD 2010
Reported Operating income	$133.0	$136.8	(2.8)%	$410.6

Less: Operating income attributable to non-controlling interests	(9.0)	(6.9)	(30.8)%	(23.3)

Operating income	124.0	129.9	(4.6)%	387.3

Add: Asset impairment charge	20.9	—	N/M	20.9

Adjusted operating income attributable to THI	$144.9	$129.9	11.5%	$408.2

($ in millions, all numbers rounded.)

N/M = not meaningful

Safe Harbor Statement

Certain information in this news release, particularly information regarding future economic performance, finances, and plans, expectations and objectives of management, including as they relate to the Company’s progress in the Northeast and Midwest U.S., the use of approximately $430 million of after tax proceeds from the sale of our interest in the Maidstone Bakeries joint venture and other information constitutes forward-looking information within the meaning of Canadian securities laws and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

We refer to all of these as forward-looking statements. Various factors including competition in the quick service segment of the food service industry, general economic conditions and others described as “risk factors” in the Company’s 2009 Annual Report on Form 10-K filed March 4th, 2010 and the Quarterly Report on Form 10-Q filed August 12th, 2010 with the U.S. Securities and Exchange Commission and Canadian Securities Administrators, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements.

As such, readers are cautioned not to place undue reliance on forward-looking statements contained in this news release, which speak only as of the date hereof. Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions.

We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purpose. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law. Please review the Company’s Safe Harbor Statement at www.timhortons.com/en/about/safeharbor.html.

(3) Total systemwide sales growth includes restaurant level sales at both Company and Franchise restaurants. Approximately 99.4% of our consolidated system is franchised as at October 3rd, 2010. Systemwide sales growth is determined using a constant exchange rate to exclude the effects of foreign currency translation. U.S. dollar sales are converted to Canadian dollar amounts using the average exchange rate of the base quarter for the period covered. Systemwide sales growth excludes sales from our Republic of Ireland and United Kingdom licensed locations. Systemwide sales growth in Canadian dollars, including the effects of foreign currency translation, was 6.9% for both the third quarter ended 2010 and 2009.

Tim Hortons Inc. Overview

Tim Hortons is the fourth largest publicly-traded restaurant chain in North America based on market capitalization, and the largest in Canada. Operating in the quick service segment of the restaurant industry, Tim Hortons appeals to a broad range of consumer tastes, with a menu that includes premium coffee, flavored cappuccinos, specialty teas, home-style soups, fresh sandwiches, wraps, hot breakfast sandwiches and fresh baked goods, including our trademark donuts. As of October 3rd, 2010, Tim Hortons had 3,703 systemwide restaurants, including 3,082 in Canada and 621 in the United States. More information about the Company is available at www.timhortons.com.

For Further information:

Investors: Scott Bonikowsky, (905) 339-6186 or investor_relations@timhortons.com

Media: David Morelli, (905) 339-6277 or morelli_david@timhortons.com

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Third quarter ended
	October 3, 2010	September 27, 2009	$ Change	% Change
		(Note 1)
REVENUES
Sales	$468,000	$422,995	$45,005	10.6%
Franchise revenues:
Rents and royalties	176,964	164,114	12,850	7.8%
Franchise fees	25,556	23,605	1,951	8.3%

	202,520	187,719	14,801	7.9%

TOTAL REVENUES	670,520	610,714	59,806	9.8%

COSTS AND EXPENSES
Cost of sales	398,957	362,500	36,457	10.1%
Operating expenses	61,690	58,558	3,132	5.3%
Franchise fee costs	24,908	21,754	3,154	14.5%
General and administrative expenses	35,790	35,363	427	1.2%
Equity (income)	(4,015)	(3,931)	(84)	2.1%
Asset impairment	20,888	0	20,888	N/M
Other (income), net	(708)	(359)	(349)	N/M

TOTAL COSTS AND EXPENSES, NET	537,510	473,885	63,625	13.4%

OPERATING INCOME	133,010	136,829	(3,819)	(2.8%)

Interest (expense)	(6,472)	(5,180)	(1,292)	24.9%
Interest income	432	272	160	58.8%

INCOME BEFORE INCOME TAXES	126,970	131,921	(4,951)	(3.8%)

INCOME TAXES	45,268	64,988	(19,720)	(30.3%)

Net Income	81,702	66,933	14,769	22.1%
Net income attributable to noncontrolling interests	7,874	5,754	2,120	36.8%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$73,828	$61,179	$12,649	20.7%

Basic earnings per common share attributable to Tim Hortons Inc.	$0.43	$0.34	$0.09	25.7%

Diluted earnings per common share attributable to Tim Hortons Inc.	$0.42	$0.34	$0.09	25.6%

Weighted average number of common shares outstanding - Basic (in thousands)	173,482	180,681	(7,199)	(4.0%)

Weighted average number of common shares outstanding - Diluted (in thousands)	173,743	180,864	(7,121)	(3.9%)

Dividend per common share	$0.13	$0.10	$0.03

N/M - not meaningful

(all numbers rounded)

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands of Canadian dollars, except share and per share data)

	(Unaudited)

	Year-to-date period ended
	October 3, 2010	September 27, 2009	$ Change	% Change
		(Note 1)
REVENUES
Sales	$1,318,292	$1,239,459	$78,833	6.4%
Franchise revenues:
Rents and royalties	512,803	469,102	43,701	9.3%
Franchise fees	61,899	63,319	(1,420)	(2.2%)

	574,702	532,421	42,281	7.9%

TOTAL REVENUES	1,892,994	1,771,880	121,114	6.8%

COSTS AND EXPENSES
Cost of sales	1,121,351	1,066,084	55,267	5.2%
Operating expenses	181,975	174,060	7,915	4.5%
Franchise fee costs	63,113	61,147	1,966	3.2%
General and administrative expenses	107,207	104,533	2,674	2.6%
Equity (income)	(11,032)	(10,363)	(669)	6.5%
Asset impairment	20,888	0	20,888	N/M
Other (income), net	(1,105)	(675)	(430)	63.7%

TOTAL COSTS AND EXPENSES, NET	1,482,397	1,394,786	87,611	6.3%

OPERATING INCOME	410,597	377,094	33,503	8.9%

Interest (expense)	(18,797)	(15,695)	(3,102)	19.8%
Interest income	892	1,056	(164)	(15.5%)

INCOME BEFORE INCOME TAXES	392,692	362,455	30,237	8.3%

INCOME TAXES	125,492	140,677	(15,185)	(10.8%)

Net Income	267,200	221,778	45,422	20.5%
Net income attributable to noncontrolling interests	20,362	16,400	3,962	24.2%

NET INCOME ATTRIBUTABLE TO TIM HORTONS INC.	$246,838	$205,378	$41,460	20.2%

Basic earnings per common share attributable to Tim Hortons Inc.	$1.41	$1.14	$0.28	24.4%

Diluted earnings per common share attributable to Tim Hortons Inc.	$1.41	$1.13	$0.28	24.4%

Weighted average number of common shares outstanding - Basic (in thousands)	174,744	180,878	(6,134)	(3.4%)

Weighted average number of common shares outstanding - Diluted (in thousands)	175,002	181,076	(6,074)	(3.4%)

Dividend per common share	$0.39	$0.30	$0.09

N/M - not meaningful

(all numbers rounded)

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	October 3, 2010	January 3, 2010
		(Note 1)
	(Unaudited)

ASSETS

Current assets
Cash and cash equivalents	$195,702	$121,653
Restricted cash and cash equivalents	14,056	60,629
Restricted investments	37,876	20,186
Accounts receivable, net	139,004	179,942
Notes receivable, net	12,180	20,823
Deferred income taxes	2,474	3,475
Inventories and other, net	104,202	80,490
Assets held for sale - variable interest entity	190,466	0
Advertising fund restricted assets	28,074	26,681

Total current assets	724,034	513,879

Property and equipment, net	1,338,065	1,494,032

Notes receivable, net	3,087	3,475

Deferred income taxes	10,582	8,919

Intangible assets, net	5,380	8,405

Equity investments	46,230	45,875

Other assets	27,912	19,706

Total assets	$2,155,290	$2,094,291

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands of Canadian dollars)

	As at
	October 3, 2010	January 3, 2010
		(Note 1)
	(Unaudited)

LIABILITIES AND EQUITY

Current liabilities
Accounts payable	$143,014	$135,248
Accrued liabilities:
Salaries and wages	20,247	23,268
Taxes	27,278	27,586
Other	107,360	111,401
Liabilities held for sale - variable interest entity	24,829	0
Deferred income taxes	118	376
Advertising fund restricted liabilities	42,235	43,944
Current portion of long-term obligations	109,526	7,821

Total current liabilities	474,607	349,644

Long-term obligations
Long-term debt	241,006	336,302
Advertising fund restricted debt	420	415
Capital leases	70,056	67,156
Deferred income taxes	4,232	10,159
Other long-term liabilities	75,054	74,929

Total long-term obligations	390,768	488,961

Equity
Equity of Tim Hortons Inc.
Common shares
Authorized: unlimited shares
Issued: 173,302,269 and 177,318,614 shares, respectively	491,542	502,872
Common stock held in trust, at cost: 330,405 and 278,500 shares, respectively	(11,337)	(9,437)
Contributed surplus	2,844	0
Retained earnings	850,363	796,235
Accumulated other comprehensive loss	(133,605)	(120,061)

Total equity of Tim Hortons Inc.	1,199,807	1,169,609
Noncontrolling interests	90,108	86,077

Total equity	1,289,915	1,255,686

Total liabilities and equity	$2,155,290	$2,094,291

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of Canadian dollars)

	Year-to-date period ended
	October 3, 2010	September 27, 2009
		(Note 1)
	(Unaudited)

CASH FLOWS PROVIDED FROM (USED IN) OPERATING ACTIVITIES
Net income	$267,200	$221,778
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	88,368	83,383
Asset impairment	20,888	0
Stock-based compensation expense	9,500	6,801
Equity income, net of cash dividends	(494)	88
Deferred income taxes	2,351	18,518
Changes in operating assets and liabilities
Restricted cash and cash equivalents	46,443	48,447
Accounts and notes receivable	37,141	(817)
Inventories and other	(35,068)	6,625
Accounts payable and accrued liabilities	7,226	(40,431)
Settlement of cash flow hedges	(4,791)	0
Other, net	(1,904)	6,385

Net cash provided from operating activities	436,860	350,777

CASH FLOWS (USED IN) PROVIDED FROM INVESTING ACTIVITIES
Capital expenditures	(78,988)	(113,028)
Proceeds from sale of restricted investments	20,240	0
Purchase of restricted investments	(37,832)	(20,136)
Principal payments received on notes receivable	8,491	2,263
Other investing activities	(7,415)	(14,991)

Net cash used in investing activities	(95,504)	(145,892)

CASH FLOWS (USED IN) PROVIDED FROM FINANCING ACTIVITIES
Purchase of common shares / treasury stock	(136,036)	(16,701)
Purchase of common shares held in trust	(3,252)	(713)
Purchase of common shares for settlement of restricted stock units	(377)	(232)
Dividend payments to common shareholders	(68,004)	(54,583)
Distributions and other to noncontrolling interests	(16,331)	(24,759)
Proceeds from issuance of shares to noncontrolling interest	0	1,305
Proceeds from issuance of debt, net of issuance costs	200,518	2,707
Principal payments on other long-term debt obligations	(204,760)	(3,893)

Net cash used in financing activities	(228,242)	(96,869)

Effect of exchange rate changes on cash	(1,308)	(5,115)

Increase in cash and cash equivalents	111,806	102,901

Cash and cash equivalents at beginning of period	121,653	124,717
Less: Cash and cash equivalents included in assets held for sale	(37,757)	0

Cash and cash equivalents at end of period	$195,702	$227,618

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company's adoption of SFAS No. 167

TIM HORTONS INC. AND SUBSIDIARIES

SEGMENT REPORTING

(In thousands of Canadian dollars)

(Note 1 and 2)

	(Unaudited)
	Third Quarter ended
	October 3, 2010	% of Total	September 27, 2009	% of Total

REVENUES
Canada	$562,057	83.8%	$485,807	79.5%
U.S.	33,573	5.0%	32,071	5.3%

Total reportable segments	595,630	88.8%	517,878	84.8%
Variable interest entities	74,890	11.2%	92,836	15.2%

Total	$670,520	100.0%	$610,714	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$148,240	113.4%	$141,897	99.2%
U.S. (note 3)	(17,483)	(13.4)%	1,079	0.8%

Reportable Segment Operating Income	130,757	100.0%	142,976	100.0%

Variable interest entities	9,032		6,906
Corporate charges	(6,779)		(13,053)

Consolidated Operating Income	133,010		136,829
Interest expense, net	(6,040)		(4,908)
Income taxes	(45,268)		(64,988)

Net Income	81,702		66,933
Net Income attributable to noncontrolling interests	7,874		5,754

Net Income attributable to Tim Hortons Inc.	$73,828		$61,179

	Year-to-date period ended
	October 3, 2010	% of Total	September 27, 2009	% of Total

REVENUES
Canada	$1,568,950	82.9%	$1,383,234	78.1%
U.S.	91,421	4.8%	105,115	5.9%

Total reportable segments	1,660,371	87.7%	1,488,349	84.0%
Variable interest entities	232,623	12.3%	283,531	16.0%

Total	$1,892,994	100.0%	$1,771,880	100.0%

SEGMENT OPERATING INCOME (LOSS)
Canada	$430,356	103.4%	$390,066	99.1%
U.S. (note 3)	(14,149)	(3.4)%	3,656	0.9%

Reportable Segment Operating Income	416,207	100.0%	393,722	100.0%

Variable interest entities	23,255		19,459
Corporate charges	(28,865)		(36,087)

Consolidated Operating Income	410,597		377,094
Interest expense, net	(17,905)		(14,639)
Income taxes	(125,492)		(140,677)

Net Income	267,200		221,778
Net Income attributable to noncontrolling interests	20,362		16,400

Net Income attributable to Tim Hortons Inc.	$246,838		$205,378

	Third quarter ended
	October 3, 2010	September 27, 2009	$ Change	% Change

Sales is comprised of:
Distribution sales	$387,030	$324,283	$62,747	19.3%
Company-operated restaurant sales	6,080	5,876	204	3.5%
Sales from variable interest entities	74,890	92,836	(17,946)	(19.3)%

	$468,000	$422,995	$45,005	10.6%

	Year-to-date period ended
	October 3, 2010	September 27, 2009	$ Change	% Change

Sales is comprised of:
Distribution sales	$1,069,144	$937,311	$131,833	14.1%
Company-operated restaurant sales	16,525	18,617	(2,092)	(11.2)%
Sales from variable interest entities	232,623	283,531	(50,908)	(18.0)%

	$1,318,292	$1,239,459	$78,833	6.4%

Note 1 -	For comparative purposes, prior year figures have been presented on a consistent basis to reflect the Company’s adoption of SFAS No. 167

Note 2 -	While the adoption of SFAS No. 167 resulted in the consolidation of its 50-50 bakery joint venture, the Company’s chief decision maker continues to view and evaluate the performance of the Canadian segment with this 50-50 bakery joint venture accounted for on an equity accounting basis, which reflects 50% of its operating income (consistent with views and evaluations prior to the adoption of the Standard). As a result, the net revenues, and the remaining 50% of operating income of this joint venture have been included in Variable interest entities along with revenues and operating income from our non-owned consolidated restaurants.

Note 3 -	The U.S. operating segment includes an asset impairment charge of $20.9 million in the third quarter and year-to-date periods of 2010.

TIM HORTONS INC. AND SUBSIDIARIES

SYSTEMWIDE RESTAURANT COUNT

	As of October 3, 2010	As of January 3, 2010	Increase/ (Decrease) From Year End	As of September 27, 2009	Increase/ (Decrease) From Prior Year
Canada
Company-operated	19	13	6	18	1
Franchised - self-serve kiosks	98	98	0	99	(1)
Franchised	2,965	2,904	61	2,854	111

Total	3,082	3,015	67	2,971	111

% Franchised	99.4%	99.6%		99.4%

U.S.
Company-operated	2	5	(3)	5	(3)
Franchised - self-serve kiosks	127	87	40	87	40
Franchised	492	471	21	464	28

Total	621	563	58	556	65

% Franchised	99.7%	99.1%		99.1%

Total Tim Hortons
Company-operated	21	18	3	23	(2)
Franchised - self-serve kiosks	225	185	40	186	39
Franchised	3,457	3,375	82	3,318	139

Total	3,703	3,578	125	3,527	176

% Franchised	99.4%	99.5%		99.3%

TIM HORTONS INC. AND SUBSIDIARIES Income Statement Definitions

Sales	Primarily includes sales of products, supplies and restaurant equipment (except for initial equipment packages sold to franchisees as part of the establishment of their restaurant’s business - see “Franchise Fees”) that are shipped directly from our warehouses or by third party distributors to the restaurants, which we include in distribution sales. Sales include canned coffee sales through the grocery channel. Sales also include sales from Company-operated restaurants and sales from certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R) as well as sales from our bakery joint venture which we are required to consolidate.

Rents and Royalties	Includes franchisee royalties and rental revenues.

Franchise Fees	Includes the sales revenue from initial equipment packages, as well as fees for various costs and expenses related to establishing a franchisee’s business.

Cost of Sales	Includes costs associated with our distribution business, including cost of goods, direct labour and depreciation, as well as the cost of goods delivered by third-party distributors to the restaurants, and for canned coffee sold through grocery stores. Cost of sales also includes food, paper and labour costs for Company-operated restaurants and certain non-owned restaurants that are consolidated in accordance with ASC 810 (formerly FIN 46R) as well as cost of sales from our bakery joint venture.

Operating Expenses	Includes rent expense related to properties leased to franchisees and other property-related costs (including depreciation).

Franchise fee costs	Includes costs of equipment sold to franchisees as part of the commencement of their restaurant business, as well as training and other costs necessary to ensure a successful restaurant opening.

General and Administrative	Includes costs that cannot be directly related to generating revenue, including expenses associated with our corporate and administrative functions, and depreciation of office equipment, the majority of our information technology systems, and head office real estate.

Equity Income	Includes income from equity investments in joint ventures and other minority investments over which we exercise significant influence, excluding joint ventures that we are required to consolidate. Equity income from these investments is considered to be an integrated part of our business operations and is, therefore, included in operating income. Income amounts are shown as reductions to total costs and expenses.

Asset impairment	Represents a non-cash charge relating to the impairment of long-lived assets.

Other (Income), net	Includes expenses (income) that are not directly derived from the Company’s primary businesses. Items include foreign currency adjustments, gains and losses on asset sales, and other asset write-offs.

Noncontrolling interests	Relates to the consolidation of our bakery joint venture and certain non-owned restaurants that the Company is required to consolidate under ASC 810 (formerly SFAS No. 167 and FIN 46R).

Comprehensive Income	Represents the change in our net assets during the reporting period from transactions and other events and circumstances from non-owner sources. It includes net income and other comprehensive income such as foreign currency translation adjustments and the impact of cash flow hedges.

TIM HORTONS INC.

Safe Harbor Under the Private Securities Litigation Reform Act of 1995 and Canadian Securities Laws

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those disclosed in the statement. Canadian securities laws have corresponding safe harbor provisions, subject to certain additional requirements including the requirement to state the assumptions used to make the forecasts set out in forward-looking statements. Tim Hortons Inc. (the “Company”) desires to take advantage of these “safe harbor” provisions.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “seeks,” “outlook,” “forecast” or words of similar meaning, or future or conditional verbs, such as “will,” “should,” “could” or “may.” Examples of forward-looking statements that may be contained in our public disclosure from time to time include, but are not limited to, statements concerning management’s expectations relating to possible or assumed future results, our strategic goals and our priorities, and the economic and business outlook for us, for each of our business segments and for the economy generally. Many of the factors that could determine our future performance are beyond our ability to control or predict. The following factors, in addition to other factors set forth in our Form 10-K filed on March 4, 2010 and the Quarterly Report on Form 10-Q filed August 12, 2010 with the U.S. Securities and Exchange Commission (“SEC”) and the Canadian Securities Administrators (“CSA”), and in other press releases, communications, or filings made with the SEC or the CSA, could cause our actual results to differ materially from the expectation(s) included in forward-looking statements and, if significant, could materially affect the Company’s business, sales revenue, share price, financial condition, and/or future results, including causing the Company to (i) close restaurants, (ii) fail to realize same-store sales, which are critical to achieving our operating income and other financial targets, (iii) fail to meet the expectations of our securities analysts or investors, or otherwise fail to perform as expected, (iv) have insufficient cash to engage in or fund expansion activities, dividends, or share repurchase programs, or (v) increase costs, corporately or at store level, which may result in increased restaurant-level pricing, which in turn may result in decreased customer demand for our products resulting in lower sales, revenue, and earnings. Additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also materially adversely affect our business, financial condition, and/or operating results. We assume no obligation to update or alter any forward-looking statements after they are made, whether as a result of new information, future events, or otherwise, except as required by applicable law.

Forward-looking statements are based on a number of assumptions which may prove to be incorrect, including, but not limited to, assumptions about: the absence of a material increase in competition within the quick service restaurant segment of the food service industry; the absence of an adverse event or condition that damages our strong brand position and reputation; continuing positive working relationships with the majority of the Company’s franchisees; there being no significant change in the Company’s ability to comply with current or future regulatory requirements; the absence of any material adverse effects arising as a result of litigation; and general worldwide economic conditions. We are presenting this information for the purpose of informing you of management’s current expectations regarding these matters, and this information may not be appropriate for any other purposes.

Competition . The quick service restaurant industry is intensely competitive with respect to price, service, location, personnel, qualified franchisees, real estate sites and type and quality of food. The Company and its franchisees compete with international, regional and local organizations, primarily through the quality, variety, and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising/marketing and operational programs, discounting activities, price, changing demographic patterns and trends, changing consumer preferences and spending patterns or a desire for a more diversified menu, changing health or dietary preferences and perceptions, and new product development by the Company and its competitors are also important factors. Certain of the Company’s competitors, most notably in the U.S., have greater financial and other resources than we do, including substantially larger marketing budgets and greater leverage from their marketing spend.

Factors Affecting Growth and Other Important Strategic Initiatives. There can be no assurance that the Company will be able to achieve new restaurant or same-store sales growth objectives, that new restaurants will be profitable or that strategic initiatives will be successfully implemented. Early in the development of new markets, the opening of new restaurants may have a negative effect on the same-store sales of existing restaurants in the market. The Company may also enter markets where our brand is not well known and where it has little or operating experience and as a result, may not achieve the level of penetration needed in order to drive brand recognition, convenience, increased leverage to marketing dollars, and other benefits the Company believes penetration yields. When the Company enters new markets, it may be necessary to increase franchisee relief and support costs, which lowers its earnings. There can be no assurance that the Company will be able to successfully adapt its brand, development efforts, and restaurants to these differing market conditions. The Company may also continue to selectively close restaurants that are not achieving acceptable levels of profitability or change its growth strategies over time, where appropriate. Such closures may be accompanied by impairment charges that may have a negative impact on our earnings. The Company also intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures, which are subject to many of the same risks that also affect new store development as well as various other risks. In addition, there can be no assurance that the Company will be able to complete the desirable transactions, for reasons including restrictive covenants in debt instruments or other agreements with third parties. The Company may continue to pursue strategic alliances (including co-branding) with third parties for different types of development models and products and there can be no assurance that: significant value will be recognized through such strategic alliances; the Company will be able to maintain our strategic alliances; or, the Company will be able to enter into new strategic relationships in the future. Entry into such relationships as well as the expansion of the Company’s current business through such initiatives may expose it to additional risks that may adversely affect the Company’s brand and business. The Company’s financial outlook and long-range targets are based on the successful implementation, execution and customer acceptance of the Company’s strategic plans and initiatives; accordingly, the failure of any of these criteria could cause the Company to fall short of achievement of its financial objectives and long-range goals.

Food Safety and Health Concerns. Incidents or reports, whether true or not, of food-borne illness and injuries caused by or claims of food tampering, employee hygiene and cleanliness failures or impropriety at Tim Hortons or other quick service restaurants unrelated to Tim Hortons could result in negative publicity, damage our brand value and potentially lead to product liability or other claims. Any decrease in customer traffic or temporary closure of any of our restaurants as a result of such incidents or negative publicity may have a material adverse effect on our business and results of operations.

Litigation. The Company is or may be subject to claims incidental to the business, including: obesity litigation; health and safety risks or conditions of the Company’s restaurants associated with design, construction, site location and development, indoor or airborne contaminants and/or certain equipment utilized in operations; employee claims for employment or labour matters, including potentially, class action suits regarding wages, discrimination, unfair or unequal treatment, harassment, wrongful termination, and overtime compensation claims; claims from franchisees regarding profitability or wrongful termination of their franchise or operating (license) agreement(s); taxation authorities regarding certain tax disputes; and falsified claims. The Company’s current exposure with respect to pending legal matters could change if determinations by judges and other finders of fact are not in accordance with management’s evaluation of these claims and the Company’s exposure could exceed expectations and have a material adverse effect on its financial condition and results of operations.

The Importance of Canadian Segment Performance and Brand Reputation. The Company’s financial performance is highly dependent upon its Canadian operating segment, which accounted for approximately 86.7% of its consolidated revenues, and substantially all of its profit, in 2009. Any substantial or sustained decline in the Company’s Canadian business would materially and adversely affect its financial performance. The Company’s success is also dependent on its ability to maintain and enhance the value of its brand, its customers’ connection to its brand, and a positive relationship with its franchisees. Brand value can be severely damaged, even by isolated incidents, including those that may be beyond the Company’s control such as actions taken or not taken by its franchisees relating to health or safety, litigation and claims (including litigation by, other disputes with, or negative relationship with franchisees), security breaches or other fraudulent activities associated with its electronic payment systems, illegal activity targeted at the Company and incidents occurring at or affecting its strategic business partners (including in connection with co-branding initiatives and our self-serve kiosk model), affiliates, corporate social responsibility programs, or falsified claims or health or safety issues at our vertically integrated manufacturing plants.

Distribution Operations and Supply Chain. The occurrence of any of the following factors is likely to result in increased operating costs and decreased profitability of the Company’s distribution operations and supply chain and may also injure our brand, negatively affect our results of operations and our ability to generate expected earnings and/or increase costs, and/or negatively impact our relationship with our franchisees: higher transportation or shipping costs; inclement weather, which could affect the cost and timely delivery of ingredients and supplies; increased food and other supply costs; shortages or interruptions in the availability or supply of perishable food products and/or their ingredients; the failure of our distribution business to perform at historic levels, and political, physical, environmental or technological disruptions in the Company’s or its suppliers’ manufacturing and/or warehouse plants, facilities or equipment.

Importance of Franchisees. A substantial portion of the Company’s earnings come from royalties and other amounts paid by franchisees, who operated 99.4% of the Tim Hortons restaurants as of October 3, 2010. The Company’s revenues and profits would decline and its brand reputation could also be harmed if a significant number of franchisees were to experience, among other things, operational or financial difficulties or labour shortages or significant increases in labour costs. Although the Company generally enjoys a positive working relationship with the vast majority of its franchisees, active and/or potential disputes with franchisees could damage its reputation and/or its relationships with the broader franchisee group. The Company’s franchisees are independent contractors and, as a result, the quality of their operations may be diminished by factors beyond the Company’s control. Any operational shortcoming of a franchise restaurant is likely to be attributed by consumers to the Company’s entire system, thus damaging its brand reputation and potentially affecting revenues and profitability.

Government Regulation. The Company and its franchisees are subject to various federal, state, provincial, and local (“governmental”) laws and regulations. The development and operation of restaurants depend to a significant extent on the selection, acquisition, and development of suitable sites, which are subject to laws and regulations regarding zoning, land use, environmental matters (including limitation of vehicle emissions in drive-thrus; anti-idling bylaws; regulation of litter, packaging and recycling requirements; regulation relating to discharge, storage, handling, release and/or disposal of hazardous or toxic substances; and other governmental laws and regulations), traffic, franchise, design and other matters. Additional governmental laws and regulations affecting the Company and its franchisees include: business licensing; franchise laws and regulations; health, food preparation, sanitation and safety; labour (including applicable minimum wage requirements, overtime, working and safety conditions, family leave and other employment matters, and citizenship requirements); nutritional disclosure and advertising; regulations, laws, treaties or the interpretation or enforcement thereof relating to tax matters that may affect our anticipated effective tax rate, operating income (in the context of non-consolidated joint ventures), cash tax payment liabilities, and/or tax reserves, realization of the Company’s tax assets, business planning within our corporate structure that have tax implications, ongoing tax disputes, and disclosure of tax related matters; tax laws affecting our franchisees’ business; employee benefits; accounting; and anti-discrimination. Compliance with these laws and regulations and planning initiatives undertaken in connection therewith could increase the cost of doing business and, depending upon the nature of the Company’s and its franchisees’ responsive actions thereto could damage our reputation. Changes in these laws and regulations, or the implementation of additional regulatory requirements, particularly increases in applicable minimum wages, tax law, planning or other matters that may, among other things, affect the Company’s anticipated effective tax rate and/or tax reserves; business planning within our corporate structure; our strategic initiatives and/or the types of projects we may undertake in furtherance of our business, or franchise requirements, may adversely affect the Company’s financial results.

In addition, a taxation authority may disagree with certain views of the Company with respect to the interpretation of tax treaties, laws and regulations and take the position that material federal income tax liabilities, interests, penalties or amounts are payable by the Company, including in connection with the public company reorganization. Contesting such disagreements or assessments may be lengthy and costly and, if the Company were unsuccessful in disputing the same, the implications could be materially adverse to us and affect our anticipated effective tax rate, projected results, future operations and financial condition, where applicable.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic and political conditions, consumer preferences and perceptions (including food safety, health or dietary preferences and perceptions), discretionary spending patterns, consumer confidence, demographic trends, seasonality, weather events and other calamities, traffic patterns, the type, number and location of competing restaurants, enhanced governmental regulation (including nutritional and franchise regulations), changes in capital market conditions that affect valuations of restaurant companies in general or the value of the Company’s stock in particular, and litigation relating to food quality, handling or nutritional content. Factors such as inflation, higher energy and/or fuel costs, food costs, the cost and/or availability of a qualified workforce and other labour issues, benefit costs, legal claims, legal and regulatory compliance (including environmental regulations), new or additional sales tax on the Company’s products, disruptions in its supply chain or changes in the price, availability and shipping costs of supplies, and utility and other operating costs, also affect restaurant operations and expenses and impact same-store sales and growth opportunities. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, acquire and sell restaurants, and pursue other strategic initiatives (such as acquisitions and joint ventures), are affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds. In addition, unforeseen catastrophic or widespread events affecting the health and/or welfare of large numbers of people in the markets in which the Company’s restaurants are located and/or which otherwise cause a catastrophic loss or interruption in the Company’s ability to conduct its business, would affect its ability to maintain and/or increase sales and build new restaurants. Unforeseen events, including war, terrorism and other international, regional or local instability or conflicts (including labour issues), public health issues (including tainted food and water supply or widespread/pandemic illness such as the avian or H1N1 flu), and natural disasters such as earthquakes, hurricanes, or other adverse weather and climate conditions could disrupt the Company’s operations, disrupt the operations of its franchisees, suppliers, or customers, or result in political or economic instability.

Reliance on Systems. If the network and information systems and other technology systems that are integral to retail operations at system restaurants and at the Company’s manufacturing facilities, the Maidstone Bakeries facility, and corporate offices are damaged or interrupted from power outages, computer and telecommunications failures, computer worms, viruses and other destructive or disruptive software, security breaches, catastrophic events and improper or personal usage by employees, such an event could have an adverse impact on the Company and its customers, franchisees and employees, including a disruption of our operations, customer dissatisfaction or a loss of customers or revenues. The Company relies on third party vendors to retain data, process transactions and provide certain services. In the event of failure in such third party vendors’ systems and processes, the Company could experience business interruptions or privacy and/or security breaches surrounding our data. In the third quarter of 2009, the Company implemented an integrated financial system for the reporting and processing of financial data across numerous departmental and operational areas. This implementation and the conversion of these processes expose the Company to risk, including risks associated with maintaining and designing internal control and SOX 404 compliance, as well as corresponding Canadian requirements. Initially, the Company has experienced delays in business processes as new users adjust to utilizing the new financial system, which may impact the Company’s relations with its franchisees, vendors and suppliers.

Foreign Exchange Fluctuations. The Company’s Canadian restaurants are vulnerable to increases in the value of the U.S. dollar as certain commodities, such as coffee, are priced in U.S. dollars in international markets. Conversely, the Company’s U.S. restaurants are impacted when the U.S. dollar falls in value relative to the Canadian dollar, as U.S. operations would be less profitable because of the increase in U.S. operating costs resulting from the purchase of supplies from Canadian sources, and profits from U.S. operations will contribute less to (or, for losses, have less of an impact on) the Company’s consolidated results. Increases in these costs could make it harder to expand into the U.S. and increase relief and support costs to U.S. franchisees, affecting the Company’s earnings. The opposite impact occurs when the U.S. dollar strengthens against the Canadian dollar. In addition, fluctuations in the values of Canadian and U.S. dollars can affect the value of the Company’s common stock and any dividends the Company pays.

Privacy Protection. If the Company fails to comply with new and/or increasingly demanding laws and regulations regarding the protection of customer, supplier, vendor, franchisee, employee and/or business data, or if the Company (or a third party with which it has entered into a strategic alliance) experiences a significant breach of customer, supplier, vendor, franchisee, employee or Company data, the Company’s reputation could be damaged and result in lost sales, fines, lawsuits and diversion of management attention. The introduction of credit payment systems and the Company’s reloadable cash card makes us more susceptible to a risk of loss in connection with these issues, particularly with respect to an external security breach of customer information that the Company, or third parties under arrangement(s) with it, control.

Other Significant Risk Factors. The following factors could also cause the Company’s actual results to differ from its expectations: an inability to adequately protect the Company’s intellectual property and trade secrets from infringement actions or unauthorized use by others (including in certain international markets that have uncertain or inconsistent laws and/or application with respect to intellectual property and contract rights); liabilities and losses associated with owning and leasing significant amounts of real estate; an inability to retain executive officers and other key personnel or attract additional qualified management personnel to meet business needs; changes in its debt levels and a downgrade on its credit ratings; and certain anti-takeover provisions that may have the effect of delaying or preventing a change in control.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date and time made. Except as required by federal or provincial securities laws, the Company undertakes no obligation to publicly release any revisions to forward-looking statements, or to update them to reflect events or circumstances occurring after the date forward-looking statements are made, or to reflect the occurrence of unanticipated events.